Exhibit 99.1

XpresSpa Appoints Robert Weinstein to Board of Directors

NEW YORK, February 3, 2020 - XpresSpa Group, Inc. (Nasdaq: XSPA) (“XpresSpa” or the “Company”), a health and wellness company, announced that effective today, Mr. Robert Weinstein has been appointed to the Company’s Board of Directors (the “Board”) and also named Chairman of the Audit Committee of the Board. He replaces Mr. Salvatore Giardina, who had previously served in those roles since May 2016, but has chosen to retire from the Board to spend more time on other commitments and pursuits. The Company has made plans for a smooth transition.

Mr. Weinstein is a finance and accounting senior executive with over 30 years of “hands-on” public and private company management, investment banking and private equity investing experience. He is recognized as a relationship savvy, proactive executive officer and principal with a focus on building sustainable shareholder value.

Bruce T. Bernstein, Chairman of the Board, said, “We welcome Bob to XpresSpa and look forward to benefitting from his deep public company experience across a variety of industries. We are confident that he will bring value in setting our new course for 2020 and beyond as we move from turnaround back to growth. We would also like to thank Sal for his past guidance, attention to detail and years of service to XpresSpa. We wish him all the best.”

Since 2012, Mr. Weinstein has served as Chief Financial Officer of Neurotrope, Inc. (Nasdaq: NTRP), which focuses on developing new therapies for the treatment of rare diseases and Alzheimer’s disease. In his role, he manages internal and external accounting, finance, fundraising, budgeting, compliance and risk management, investor relations, information technology, human resources and cash management.

Previously, Mr. Weinstein was a Management and Financial Consultant at EB Associates, LLC, where he provided strategic and financial consulting services as acting Chief Financial Officer to five US and international healthcare companies in the medical device, pharmaceuticals, biotechnology and telemedicine industries. He also served as Chief Financial Officer of Green Energy Management Services, Inc., where he was responsible for finance, accounting, investor relations, capital raising, strategic planning & analysis, budgeting, compliance, risk management and human resources. Prior to that, Mr. Weinstein was the Chief Financial Officer of Xcorporeal, Inc., where he was responsible for finance, accounting, investor relations, strategic planning, M&A, risk management, legal and litigation management and human resources.

Mr. Weinstein’s earlier career roles included Vice President, Director of Quality Control & Compliance at Citi Private Equity Services, Inc.; Chief Financial Officer at Able Laboratories, Inc.; Private Equity Fund Manager at Sanders Morris Harris, Inc.; Managing Director at Gruntal & Company, LLC; and Assistant Vice President, Corporate Finance at GE Capital. He also served as Tax Supervisor for Coopers & Lybrand and Senior Accountant at Berenson, Berenson, Alder & Co.

Mr. Weinstein holds an MBA from the University of Chicago and a BS in Accounting with a minor in Economics from State University of New York, Albany. He is also Certified Public Accountant in the State of New York.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a health and wellness holding company. XpresSpa Group’s core asset, XpresSpa, is a leading airport retailer of spa services and related health and wellness products, with 51 locations in 25 airports globally. XpresSpa offers services that are tailored specifically to the busy travel customer. XpresSpa is committed to providing exceptional customer experiences with its innovative premium spa services, as well as luxury travel products and accessories. XpresSpa provides almost one million services to customers per year at its locations in the United States, Netherlands, and the United Arab Emirates. To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com. To learn more about XpresSpa, visit www.XpresSpa.com.

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date and are not guarantees of the future performance of the company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in XpresSpa Group’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning XpresSpa Group, or other matters and attributable to XpresSpa Group or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XpresSpa Group does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Relations:

ICR

Raphael Gross

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